NOTE: Certain portions of this document have been omitted based on a request for confidential treatment. The non-public information has been filed with the Securities and Exchange Commission. Omitted portions are designated with asterisks ("*").



                           Patent License Agreement
                           With Research Component







                  University of Florida Research Foundation
                                     and
                          Ixion Biotechnology, Inc.


                               January 11, 1995





UF Case No. UF# 1203 "Oxalate Diagnostic Kit and Formyl-CoA Transferase Gene
from           Oxalobacter Formigenes"

UF Case No. UF# 0973 "Reducing Oxalate Poisoning in Vertebrates Using
Genetically           Engineered Organisms Expressing Cloned Oxalate
Degrading Enzymes"

Patent Application "Materials and Methods for Detection of Oxalate," USSN
08/262,424, filed           June 20, 1994


                           PATENT LICENSE AGREEMENT
                           WITH RESEARCH COMPONENT


                              TABLE OF CONTENTS



ARTICLE I - DEFINITIONS     1

ARTICLE II - GRANT     4

ARTICLE III - DUE DILIGENCE     5

ARTICLE IV - ROYALTIES     5

ARTICLE V - REPORTS AND RECORDS     7

ARTICLE VI - PATENT PROSECUTION     8

ARTICLE VII - INFRINGEMENT     8

ARTICLE VIII - PRODUCT LIABILITY     10

ARTICLE IX - DISCLAIMER OF WARRANTIES     11

ARTICLE X - EXPORT CONTROLS     11

ARTICLE XI - NON-USE OF NAMES     11

ARTICLE XII - ASSIGNMENT     12

ARTICLE XIII - TERMINATION     12

ARTICLE XIV - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS     15

ARTICLE XV - MISCELLANEOUS PROVISIONS     16









                                   PREAMBLE

     This Agreement is made this 11th day of January 1995, (the "Effective Date") between the University of Florida Research Foundation, Inc., a not-for-profit corporation duly organized and existing under the laws of the State of Florida and having its principal office at 223 Grinter Hall, Gainesville, Florida, 32611-2037 ("UFRFI"), and Ixion Biotechnology, Inc., a corporation duly organized under the laws of Delaware, and having its principal office at One Progress Blvd., Box 26, Alachua, Florida 32615 ("Ixion").

                                  WITNESSETH

     WHEREAS, UFRFI is the owner of certain Patent Rights by assignment from the University of Florida (the "University") relating to UFRFI Case No. UF# 0973 and Case No. UF# 1203, and has the right to grant licenses under said Patent Rights, subject only to a royalty-free, nonexclusive license heretofore granted to the United States Government;

     WHEREAS, UFRFI desires to have the Patent Rights utilized in the public interest and is willing to grant a license thereunder;

     WHEREAS, Ixion has represented to UFRFI to induce UFRFI to enter into this Agreement, that Ixion is prepared to undertake the development, production, manufacture, marketing, and sale of products similar to the Licensed Products and/or the use of the Licensed Processes and that it shall commit itself to a thorough, vigorous, and diligent program of exploiting the Patent Rights commercially so that public utilization and royalty income to UFRFI shall result;

     WHEREAS, Ixion desires to obtain a license under the Patent Rights upon the terms and conditions of this Agreement; and

     WHEREAS, Ixion has certain additional research it desires which the parties agree should be conducted by the University;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein the parties agree as follows:

            ARTICLE I - DEFINITIONS

     The following words and phrases have the following meanings:

     1.1     "Inventor" means Ammon B. Peck, Ph.D.
     1.2     "Ixion" means any of the following:

          (a) a related company of Ixion, the voting stock of which is directly or indirectly at least 50% owned or controlled by Ixion;

          (b) an organization which directly or indirectly controls more than 50% of the voting stock of Ixion; and

          (c) an organization, the majority ownership of which is directly or indirectly common to the ownership of Ixion.

     1.3 "Licensed Know-How" means any technical data, information, or knowledge within the knowledge and possession of the Inventor on the Effective Date which is incorporated in or becomes part of the Patent Rights.

     1.4     "Licensed Product" means any product or part thereof which:

          (a) is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent
Rights in the country in which any Licensed Product is made, used, or sold;

          (b) is manufactured by using a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any Licensed Process is used or in which such product or part thereof is used or sold;

          (c)     is derived from Patent Rights, Licensed Know-
How, or trade secrets related to or described in Patent
Rights; or

          (d) is sold, manufactured, or used in any country under this Agreement.

     1.5     "Licensed Process" means any process which:

          (a) is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent
Rights;

          (b)     is derived from Patent Rights, Licensed Know-
How, or trade secrets related to or described in Patent
Rights; or

          (c)     is used in any country under this Agreement.

     1.6 "Net Sales" means Ixion's, and its sublicensees' gross sales from the sale or lease of Licensed Products and Licensed Processes produced hereunder less the sum of the following:
          (a) discounts allowed in amounts customary in the trade and brokers' or agents' commissions, if any, allowed and paid to independent parties in arms-length transactions;

          (b) excise, value-added, or sales taxes, tariff duties or use taxes directly imposed and with reference to particular sales;

          (c)     outbound transportation prepaid or allowed;

          (d)     amounts allowed or credited on returns; and

          (e) packing costs and insurance costs if itemized separately.

No deductions shall be made for commissions paid to individuals regularly employed by Ixion and on its payroll, or for cost of collections. Licensed Products shall be considered "sold" when invoiced.

     1.7 "Patent Rights" means all of the following UFRFI intellectual property:

          (a) the United States and foreign patents or patent applications listed in Appendices A and B;

          (b) United States and foreign patents issued from the applications listed in Appendices A and B and from divisionals and continuations of these applications;

          (c) claims of U.S. and foreign continuation-in-part applications, and of the resulting patents, which are directed to subject matter specifically described in the U.S. and foreign applications listed in Appendices A and B;

          (d) claims of all foreign patent applications, and of the resulting patents, which are directed to subject matter specifically described in the United States patents and/or patent applications described in (a), (b), or (c) above; and

          (e) any reissues of United States patents described in (a), (b), (c), or (d) above.

     1.8 "Project Work" means the research work described in the Research Support Agreement.

     1.9 "Research Support Agreement" means that agreement attached hereto as Exhibit C, with its associated terms and conditions.

     1.10     "Territory" means all the countries of the world.

     1.11 "University Inventions" means individually and collectively all inventions, improvements, or discoveries patentable or unpatentable, which are conceived or made solely by one or more employees of the University, in performance of the Project Work. All rights and title to University Inventions developed under the Research Support Agreement belong to the University and are subject to the terms of such Research Support Agreement. For the purposes of this section, the "making" of inventions shall be governed by U.S. laws of inventorship.

     1.12 "University Patents" means collectively and individually any and all United States and foreign patent applications and any and all issued United States Letters Patents and foreign patents owned by the University for University Inventions derived during Project Work under the Research Support Agreement.

                 ARTICLE II - GRANT

     2.1 UFRFI grants to Ixion the exclusive right and license to make, have made, use, lease, and sell the Licensed Products, and to practice the Licensed Processes and the Licensed Know-How, in the Territory to the end of the term for which the Patent Rights are granted unless sooner terminated according to the terms hereof.

     2.2 UFRFI shall not grant any other license to make, have made, use, lease, or sell Licensed Products or to utilize Licensed Processes during the period of time commencing with the Effective Date of this Agreement and terminating with the expiration or termination of this Agreement.

     2.3 UFRFI reserves the right to practice under the Patent Rights for its own noncommercial research purposes.

     2.4 Ixion may sublicense others under this Agreement. Each sublicense shall be consistent with the terms of this Agreement.

     2.5 Any sublicenses granted by Ixion shall provide that the obligations to UFRFI of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. Ixion shall attach copies of this Agreement to sublicense agreements.

     2.6 Ixion shall forward to UFRFI a copy of any sublicense agreement within 30 days of its execution and further shall forward to UFRFI annually a copy of such reports received by Ixion from its sublicensees during the preceding twelve-month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicenses.

     2.7 The license granted hereunder shall not be construed to confer any rights upon Ixion by implication, estoppel, or otherwise as to any technology not specifically set forth herein.
     2.8 Ixion shall not receive from sublicensees anything of value in lieu of cash payments in consideration for any sublicense under this Agreement, without the express prior written permission of UFRFI.

     2.9 Licensed Products leased or sold in the United States and covered by Patent Rights or other intellectual property rights that are subject to the non-exclusive royalty-free license to the United States government will be manufactured substantially in the United States.

     2.10 Ixion shall abide by all rights and limitations of U.S. Code, Title 35, Chapter 38, and implementing regulations thereof, for all patent applications and patents invented in whole or in part with federal funding.


        ARTICLE III - DUE DILIGENCE

     3.1 Ixion shall use its best efforts to bring one or more Licensed Products or Licensed Processes to market through a thorough, vigorous, and diligent program for exploitation of the Patent Rights to attain commercialization of Licensed Products and Licensed Processes.

     3.2     In addition, Ixion shall adhere to the following milestones:

          (a) Ixion shall deliver to UFRFI on or before a date 90 days from the Effective Date a business plan for the development of an urine oxalate detection kit. The business plan (or extract from the business plan) shall show for the forthcoming fiscal year the amount of money, number and kind of personnel, and time budgeted for development of such kit. Ixion shall provide similar plans or extracts to UFRFI on an annual basis on or before the ninetieth (90th) day following the close of each fiscal year.

          (b) Ixion shall develop a working model on or before the first anniversary of the Effective Date.

          (c)     Ixion shall comply with the Research Support
Agreement attached as Exhibit C.

             ARTICLE IV - ROYALTIES

     4.1 For the rights, privileges and, license granted hereunder, Ixion shall pay royalties to UFRFI to the end of the term of the Patent Rights or until this Agreement is terminated as follows:

          (a) A License Issue Fee of an amount equal to the out-of-pocket costs of patenting incurred prior to the Effective Date, such fee to be paid within 30 days of the receipt of an invoice therefor by Ixion;

          (b) An Additional License Issue Fees of ********, of which ******** is due immediately upon the execution of this Agreement and ******** of which is payable on the first business day on or after the 180th day after the Effective
Date. The Additional License Issue Fee shall be creditable against any Running Royalties subsequently due under section
4.1 (c) below; and

          (c) A Running Royalty in an amount equal to **** of the Net Sales of the Licensed Products or Licensed Processes used, leased, or sold by or for Ixion or its sublicensees.

     4.2 No multiple royalties shall be payable because any Licensed Product, its manufacture, use, lease, or sale are or shall be covered by more than one Patent Rights patent application or Patent Rights patent licensed under this Agreement.

     4.3 Royalty payments shall be paid in United States dollars in Gainesville, Florida or at such other place as UFRFI may reasonably designate in writing consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

     4.4 In the event the royalties set forth herein are higher than the maximum royalties permitted by the law or regulations of a particular country, the royalty payable for sales in such country shall be equal to the maximum permitted royalty under such law or regulations. Notice of said event shall be provided to UFRFI. An authorized representative of Ixion shall notify UFRFI, in writing, within 30 days of discovering that such royalties are approaching or have reached the maximum amount, and shall provide UFRFI with written documentation regarding the laws or regulations establishing such maximum.

     4.5 In the event that any taxes, withholding or otherwise, are levied by any taxing authority in connection with accrual or payment of any royalties payable by Ixion under this Agreement, and Ixion determines in good faith that it must pay such taxes, Ixion shall have the right to pay such taxes to the local tax authorities on behalf of UFRFI and payment of the net amount due after reduction by the amount of such taxes, shall fully satisfy Ixion's royalty obligations under this Agreement. Ixion shall provide UFRFI with appropriate receipts or other documentation supporting such payment. Ixion shall inform UFRFI in writing, within 30 days of notification that taxes will or have been levied by a taxing authority.

     4.6 In the event that a Licensed Product is sold in a combination package or kit containing other active products, then Net Sales for purposes of determining royalty payments on the combination package, shall be calculated using one of the following methods, but in no event shall the royalties payable to UFRFI be reduced to less than 50% of that provided for in
Section 4.1 above:

     (a) by multiplying the net selling price of that combination package by the fraction A/A+B, where A is the gross selling price, during the royalty-paying period in question, of the Licensed
Product sold separately, and B is the gross selling price during the royalty period in question, of the other active products sold separately; or
     (b) in the event that no such separate sales are made of the Licensed Product or any of the active products in such combination package during the royalty-paying period in question, Net Sales for the purposes of determining royalty payments, shall be calculated by dividing the net selling price of the combination package by the number of functions performed by the combination package sold where such package contains active agents other than those licensed under this Agreement. The parties recognize that this provision will require consultation and that in the event a combination package or kit circumstance arises, the parties will negotiate in good faith to determine the calculation of Net Sales pursuant to this section.

     4.7 If it is necessary for Ixion to take any license(s) in a given country, under valid third-party patents which would be necessarily infringed by the practice of Licensed Processes or production of Licensed Products in that country, then Ixion can deduct up to 25% of the royalties otherwise due under this Agreement for Net Sales in that country, until such time as Ixion has recovered an amount equal to the royalties payable to such third parties.

    ARTICLE V - REPORTS AND RECORDS

     5.1 Ixion shall keep full, true, and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to UFRFI hereunder. Said books of account shall be kept at Ixion's principal place of business or the principal place of business of the appropriate division of Ixion to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for three years following the end of the calendar year to which they pertain, to the inspection of UFRFI or its agents at UFRFI's expense for the purpose of verifying Ixion's royalty statements.

     5.2 Ixion, within 45 days after March 31, June 30, September 30, and December 31, of each year, shall deliver to UFRFI true and accurate reports, giving such particulars of the business conducted by Ixion and its sublicensees during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

          (a) number of Licensed Products manufactured and sold;

          (b)     total billings for Licensed Products sold;

          (c) an accounting for all Licensed Processes used or sold;

          (d)     deductions applicable to a determination of Net
Sales;

          (e)     total royalties due;

          (f) names and addresses of all sublicensees of Ixion; and

          (g) a report on any patent extensions sought pursuant to section 6.1 hereof.

     5.3 With each such report submitted, Ixion shall pay to UFRFI the royalties due and payable under this Agreement. If no royalties shall be due, Ixion shall so report.

     5.4 On or before the 90th day following the close of Ixion's fiscal year, Ixion shall provide UFRFI with Ixion's year-end balance sheet and an operating statement for the preceding fiscal year then ended.

     5.5 The royalty payments, license fees, and reimbursement for patent-related expenses set forth in this Agreement shall, if overdue, bear interest until payment at the monthly rate of 1.0%. The payment of such interest shall not foreclose UFRFI from exercising any other rights it may have as a consequence of the lateness of any payment.

    ARTICLE VI - PATENT PROSECUTION

     6.1 UFRFI shall apply for, seek issuance of, and maintain during the term of this Agreement the Patent Rights in the United States and in the foreign countries listed in Appendix B hereto. The prosecution, filing, and maintenance of all Patent Rights patents and applications shall be the primary responsibility of UFRFI; provided, however, Ixion shall have reasonable opportunities to advise UFRFI and shall cooperate with UFRFI in such prosecution, filing, and maintenance. Ixion shall seek patent extension for patents licensed under the Patent Rights in the United States and the foreign countries listed in Appendix B, under such applicable laws and regulations throughout such countries, where such patent extension rights are available currently or are available in the future.

     6.2 Payment of all fees and costs relating to the filing, prosecution, and maintenance of the Patent Rights shall be the responsibility of Ixion after the Effective Date. UFRFI shall bill Ixion for these costs and fees.

         ARTICLE VII - INFRINGEMENT

     7.1 Ixion shall inform UFRFI promptly in writing of any alleged infringement of the Patent Rights by a third party and of any available evidence thereof.

     7.2 During the term of this Agreement, UFRFI shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Patent Rights. If UFRFI prosecutes any such infringement, Ixion agrees that UFRFI may include Ixion as a co-plaintiff in any such suit, without expense to Ixion. The total cost of any such infringement action commenced or defended solely by UFRFI shall be borne by UFRFI and UFRFI shall keep any recovery or damages for past infringement derived therefrom.

     7.3 If within six months after having been notified of any alleged infringement or such shorter time proscribed by law, UFRFI shall have been unsuccessful in persuading the alleged infringer to desist or shall not have brought and shall not be diligently prosecuting an infringement action, or if UFRFI shall notify Ixion at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only,

     (a) Ixion shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights (keeping any recovery or damages for past infringements derived therefrom), and Ixion may, for such purposes, use the name of UFRFI as co-plaintiff; provided, however, that such right to bring an infringement action shall remain in effect only for so long as the license granted herein remains exclusive. No settlement, consent judgment, or other voluntary final disposition of the suit may be entered into without the consent of UFRFI, which consent shall not unreasonably be withheld. Ixion shall indemnify UFRFI against any order for costs that may be made against UFRFI in such proceedings.

     (b) Payments which are earned under Article IV hereof shall be waived so long as any such infringement which the parties agree in good faith is material continues, such waiver not to exceed 50% of the royalties payable hereunder; provided, however, that such payments shall not be so waived so long as at least one suit or action is being prosecuted by UFRFI for infringement of a patent covering the Patent Rights.

     7.4 If Ixion has brought a suit pursuant to section 7.3 above, it shall have the right for such purpose to join UFRFI as a co-plaintiff at Ixion's expense. UFRFI independently shall have the right to join any such suit or action brought by Ixion, and, in such event, shall pay one-half of the cost of such suit or action from the date of joining. Any damages recovered by a suit or action in which UFRFI has paid its share of costs shall be first used to reimburse each party hereto for the cost of such suit or action (including attorney's fees) actually paid by each party hereto as the case may be, then to reimburse UFRFI for any payments waived under this Section 7.4, and the residue, if any, shall be divided equally between the parties hereto.

     7.5 In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Patent Rights shall be brought against Ixion, UFRFI, at its option, shall have the right, within 30 days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

     7.6 In any infringement suit as either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

   ARTICLE VIII - PRODUCT LIABILITY

     8.1 Ixion shall at all times during the term of this Agreement and thereafter, indemnify, defend, and hold UFRFI and the University, their trustees, officers, employees, and affiliates (the "Indemnitees"), harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, whether arising from a third party claim or resulting from UFRFI's enforcing this indemnification clause against Ixion, or arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense, or liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption, or advertisement of the Licensed Products and/or Licensed Processes or arising from any right or obligation of Ixion hereunder. This indemnification shall not apply to any liability, damage, loss, or expense to the extent that it is attributable to the negligence or intentional wrongdoing of the Indemnitees.

     8.2 Ixion shall, at its own expense, provide attorneys reasonably acceptable to UFRFI to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether such actions are rightfully brought.

     8.3 At such time as any product, process, or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Ixion or by a licensee, affiliate, or agent of Ixion, Ixion shall, at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance naming the Indemnitees as additional insureds. Such comprehensive general liability insurance shall provide (a) product liability coverage, and
(b) broad form contractual liability coverage for Ixion's indemnification under sections 8.1 and 8.2 above. If Ixion elects to self-insure, such self-insurance program must be acceptable to UFRFI.

     8.4 Ixion shall provide UFRFI with written evidence of such insurance upon request, and shall provide UFRFI with written notice at least 45 days prior to the cancellation, non-renewal, or material change in such comprehensive general liability insurance; if Ixion does not obtain replacement insurance providing comparable coverage within such 45 day period, UFRFI shall have the right to terminate this Agreement.

     8.5 Ixion shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (a) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Ixion or by a licensee, affiliate, or agent of Ixion, and (b) a reasonable period after the period referred to in section 8.5 (a) above, which in no event shall be less than 15 years.

     8.6 In the event any such action is commenced or claim made or threatened against UFRFI or other Indemnitees as to which Ixion is obligated to indemnify it or them or hold it or them harmless, UFRFI or the other Indemnitees shall promptly notify Ixion of such event. Ixion shall assume the defense of, and may settle, that part of any such claim or action or made against UFRFI (or other Indemnitee) which relates to Ixion's indemnification and Ixion may take such other steps as may be necessary to protect itself. Ixion shall not be liable to UFRFI or other Indemnitees on account of any settlement of any such claim or litigation affected without Ixion's consent. The right of Ixion to assume the defense of any action shall be limited to that part of the action commenced against UFRFI or other Indemnitees which relates to Ixion's obligation of indemnification.

          ARTICLE IX - DISCLAIMER OF WARRANTIES

9.1 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, UFRFI MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING.

9.2 UFRFI DOES NOT WARRANT THE VALIDITY OF THE PATENT RIGHTS LICENSED HEREUNDER AND MAKES NO REPRESENTATION WHATSOEVER WITH REGARD TO THE SCOPE OF THE LICENSED PATENT RIGHTS OR THAT SUCH PATENT RIGHTS MAY BE EXPLOITED BY IXION OR ANY AFFILIATE OR SUBLICENSEE WITHOUT INFRINGING OTHER PATENTS.

        ARTICLE X - EXPORT CONTROLS

     Ixion hereby agrees that it shall not sell, transfer, export or reexport any Licensed Products, Licensed Processes, Licensed Know-How, or related information in any form, or any direct products of such information, except in compliance with all applicable laws, including the export laws of any U.S. government agency and any regulations thereunder, and will not sell, transfer, export or reexport any such Licensed Products, Licensed Processes, Licensed Know-How, or information to any persons or any entities with regard to which there exist grounds to suspect or believe that they are violating such laws. Ixion shall be solely responsible for obtaining all licenses, permits, or authorizations required from the United States and any other government for any such export or reexport. To the extent not inconsistent with this Agreement, UFRFI agrees to provide Ixion with such assistance as it may reasonably request in obtaining such licenses, permits, or authorization.

      ARTICLE XI - NON-USE OF NAMES

     11.1 Ixion shall not use the names of the University or UFRFI nor of any of either institution's employees, nor any adaptation thereof, in any advertising, promotional, or sales literature without prior written consent obtained from UFRFI in each case (such consent not to be unreasonably withheld), except that Ixion may state that it is licensed by UFRFI under one or more of the patents and/or applications comprising the Patent Rights. Requests for consent from UFRFI or the University shall be sent to the President of UFRFI with a copy to the Director of the Office of Patent, Copyright and Technology Licensing. UFRFI and the University shall not use the name of Ixion or its employees, directors, or agents, in any press or publicity release without prior written consent from the Chairman or President of Ixion (such consent not to be unreasonably withheld), except that the University or UFRFI may state that Ixion has been licensed under one or more of the patents or applications comprising the Patent Rights. Notwithstanding the foregoing, the University and UFRFI consent to references to them pursuant to any requirements of applicable law or governmental regulations, provided that, in the event of any such disclosure, Ixion shall afford UFRFI or the University the prior opportunity to review the text of such disclosure. Ixion shall use its best efforts to comply with any reasonable requests by the University or UFRFI regarding changes.

     11.2 Where consent of a party is required under this Article XI, such consent shall be deemed granted if no written objection (or oral objection, confirmed immediately in writing) is received by the requesting party on or before the tenth calendar day following the date a written request for consent was received by the requested party. For the purposes of this Article XI only, a item shall be deemed received as follows: (a) if hand delivered, upon delivery; (b) if sent by electronic mail, upon confirmation by the sending carrier that the message was deposited to the addressee's mailbox; (c) if sent by registered mail, return receipt requested, upon signing by the receiving party; or (d) if sent by ordinary mail in the United States, postage prepaid, and addressed as set forth in Article XIV, on the fifth calendar day after deposit in the mail.

           ARTICLE XII - ASSIGNMENT

     This Agreement is not assignable and any attempt to do so shall be void.

         ARTICLE XIII - TERMINATION

     13.1 If Ixion shall cease to carry on its business, this Agreement shall terminate upon notice by UFRFI.

     13.2 Should Ixion fail to pay UFRFI royalties due and payable hereunder, UFRFI shall have the right to terminate this Agreement on 60 days' notice, unless Ixion shall pay UFRFI within the 60-day period, all such royalties and interest due and payable. Upon the expiration of the 60-day period, if Ixion shall not have paid all such royalties and interest due and payable, the rights, privileges, and license granted hereunder shall terminate.

     13.3 Upon any material breach or default of this Agreement by Ixion, other than those occurrences set out in sections 13.1 and 13.2 above, which shall always take precedence in that order over any material breach or default referred to in this section 13.3, UFRFI shall have the right to terminate this Agreement and the rights, privileges, and license granted hereunder by 90 days' notice to Ixion. Such termination shall become effective unless Ixion shall have cured any such breach or default prior to the expiration of the 90-day period.

     13.4 Ixion shall have the right to terminate this Agreement at any time on 90 days' written notice to UFRFI, and upon payment of all amounts due UFRFI through the effective date of the termination.

     13.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Ixion and any sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Ixion shall pay to UFRFI the royalties thereon as required by Article IV of this Agreement and shall submit the reports required by Article V hereof on the sales of Licensed Products.

     13.6 Upon termination of this Agreement for any reason, any sublicense not then in default shall continue in full force and effect except that UFRFI shall be substituted in place of the sublicensor; provided, however, that the extent of UFRFI's obligations under such sublicense shall be consistent with (and not exceeding) its obligations under this Agreement.

     13.7     Bankruptcy.

          (a)     Notice of Assumption or Rejection.

               (i) In the event that either party files or has filed against it a petition under the Federal Bankruptcy Code (11 U.S.C. Sec. 1, et seq.)
(the Bankruptcy Code"), is adjudged bankrupt, or files or has filed against it a petition for reorganization or arrangement under any law relating to bankruptcy or similar laws for the protection of debtors, whether under the laws of the United States and its political subdivisions or otherwise, such
party shall (1) notify the                other party t

               (ii)     If such party does not:  (1) within
thirty (30) days after the occurrence of any of the foregoing events, notify the other party of its assumption or rejection of this Agreement or file the petition, or (2) thereafter diligently take all other action necessary for the approval of the foregoing ty does not: (1) within thirty (30) days after the occurrence of any of the foregoing events, notify the other party of its assumption or rejection of this Agreement or file the petition, or (2) thereafter diligently take all other action necessary for the approval of the foregoing petition or of such assumption or rejection, such party shall be deemed to have rejected this Agreement.
Each party acknowledges that, for purposes of Section
365 of the Bankruptcy Code and similar provisions of any other or future similar laws relating to any party's assumption or rejection of any executory contract, a period of 30 days after the date of any filing or adjudication described above shall constitute a reasonable time in which such party shall assume or reject this Agreement and a party shall be deemed to have not diligently taken all action necessary for the approval of the foregoing petition or of such assumption or rejection if such petition, assumption or rejection is not approved by the appropriate court within 60 days after the filing of the petition for such assumption or rejection.

          (b)     Conditions to Assumption.

               No election by any party, or any successor-in-interest to such party, to assume this Agreement as contemplated by Section (a) above shall be effective unless each of the following conditions, each of which each party acknowledges is commercially reasonable in the context of a bankruptcy or similar proceeding, has been satisfied by such party and each of the other parties has acknowledged such satisfaction in writing:

               (1)     Cure.  Such party has cured, or has
provided the other party adequate assurances that:

                    (A)     Monetary Defaults.
Within ten days from the date of such assumption such party will cure all monetary defaults under this Agreement; and

                    (B)     Non-Monetary Defaults.
Within 30 days from the date of such assumption such party will cure all non-monetary defaults under this Agreement.

               (2)     Pecuniary Loss.  Such party has
compensated or has provided to the other party adequate assurances that within ten days from the date of assumption the other party will be compensated for any pecuniary loss incurred by the party arising from any default of such party under this Agreement prior to the assumption.

               (3)     Future Performance.  Such party has
provided the other party with adequate assurances of the future performance of such party's obligations under this Agreement.

          (c)     Termination.

               This Agreement shall terminate upon the
rejection of this Agreement as contemplated by this Section by any party or successor-in-interest thereto.


          (d)     No Transfer.

               Neither any party's interest in this Agreement nor any portion thereof shall pass to any trustee, receiver, or assignee for the benefit of creditors, or any other person or entity or otherwise by operation of law under the Bankruptcy Code or the insolvency laws of any state having jurisdiction of the person or property of such party unless the other party shall consent to such transfer in writing.

           ARTICLE XIV - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

     Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

     In the case of UFRFI:

          President
          University of Florida Research Foundation, Inc.
          223 Grinter Hall
          Gainesville, Florida  32611

     With a copy to:

          Director
          Office of Patent, Copyright and Technology Licensing
          186 Grinter Hall
          Gainesville, Florida  32611
     All payments to:

          Director
          Office of Patent, Copyright and Technology Licensing
          186 Grinter Hall
          Gainesville, Florida  32611

     PLEASE MAKE ALL CHECKS PAYABLE TO:

          University of Florida Research Foundation, Inc.
          223 Grinter Hall
          Gainesville, Florida  32611


     In the case of Ixion:

          President
          Ixion Biotechnology, Inc.
          One Progress Blvd., Box 26
          Alachua, FL 32615

ARTICLE XV - MISCELLANEOUS PROVISIONS

     15.1 This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of Florida, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

     15.2 The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

     15.3 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

     15.4 Ixion agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

     15.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     15.6 (a) Anything in this Agreement to the contrary notwithstanding, any and all knowledge, know-how, practices, process or other information of any kind and in any form (hereinafter referred to as "Confidential Information") disclosed or submitted, either orally, in writing or in other tangible or intangible form which is designated as Confidential Information, to either party by the other shall be received and maintained by the receiving party in strict confidence and shall not be disclosed to any third party, except that Ixion may disclose Confidential Information (pursuant to written confidentiality agreements) to its lawyers, accountants, advisors, investors, and potential investors. Furthermore, neither party shall use the said Confidential Information for any purpose other than those purposes specified in this Agreement. The parties may disclose Confidential Information to the minimum number of its employees reasonably requiring access thereto for the purposes of this Agreement provided, however, that prior to making any such disclosures each such employee shall be apprised of the duty and obligation to maintain Confidential Information in confidence and not to use such information for any purpose other than in accordance with the terms and conditions of this Agreement.

          (b) Nothing contained herein will in any way restrict or impair either parties right to use, disclose, or otherwise deal with any Confidential Information which at the time of its receipt:

          (i) Is generally available in the public domain, or thereafter becomes available to the public through no act of the receiving party; or

          (ii) Was independently known prior to receipt thereof, or made available to such receiving party as a matter of lawful right by a third party.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and duly executed this Agreement on the day and year set forth below.


University of Florida Research Foundation, Inc.


By                                                                 Dated:



Ixion Biotechnology, Inc.

By                                                                   Dated:
     January 11, 1995
   Weaver H. Gaines
   Chairman and Chief Executive Officer



Acknowledged and Understood:



Ammon B. Peck, Ph. D.





                                  APPENDIX A


UF Case No. UF# 0973

"Reducing Oxalate Poisoning in Vertebrates Using Genetically Engineered Organisms Expressing Cloned Oxalate Degrading Enzymes"

UF Case No. UF# 1203

"Oxalate Diagnostic Kit and Formyl-CoA Transferase Gene from Oxalobacter Formigenes"

U.S.S.N.  08/262,424  "Materials and Methods for Detection of Oxalate"

By Ammon B. Peck, Ph. D.

Filed on June 20, 1994




                                  APPENDIX B





Foreign countries in which Patent Rights shall be filed, prosecuted and maintained in accordance with Article VI:

For UF Case No. UF# 1203 and Case No. UF# 0973

     India
     No other countries